SCHEDULE 14A INFORMATION

(RULE 14a-101)

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES

EXCHANGE ACT OF 1934

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☐	Soliciting Material Pursuant to sec.240.14a-11(c) or sec.240.14a-12

SANTARUS, INC.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
PROXY STATEMENT
PROPOSAL 1
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
EXECUTIVE COMPENSATION AND OTHER INFORMATION
PERFORMANCE GRAPH
COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
PROPOSAL 2
COMPLIANCE WITH SECTION 16(a) OF THE EXCHANGE ACT
STOCKHOLDER PROPOSALS
ANNUAL REPORT
OTHER BUSINESS

SANTARUS, INC.
10590 West Ocean Air Drive, Suite 200
San Diego, California 92130

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

     The Annual Meeting of the Stockholders of Santarus, Inc. will be held on June 9, 2005 at 1:00 p.m. at the Marriott Hotel – Del Mar, 11966 El Camino Real, San Diego, California 92130, for the following purposes:

•	elect three directors of Santarus;

•	ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2005; and

•	transact such other business as may be properly brought before the meeting or any adjournment thereof.

     Stockholders of record at the close of business on April 15, 2005 are entitled to notice of and to vote at our Annual Meeting and at any adjournment or postponement thereof.

     Accompanying this Notice is a proxy card (the “Proxy”). Whether or not you expect to be at our Annual Meeting, please complete, sign and date the enclosed Proxy and return it promptly. If you plan to attend our Annual Meeting and wish to vote your shares personally, you may do so at any time before the Proxy is voted.

     All stockholders are cordially invited to attend the meeting.

By Order of the Board of Directors,

Gerald T. Proehl
President, Chief Executive Officer and Director

San Diego, California
April 27, 2005

SANTARUS, INC.

PROXY STATEMENT

     The board of directors of Santarus, Inc., a Delaware corporation (“Santarus,” the “company,” “we” or “us”), is soliciting the enclosed Proxy for use at our Annual Meeting of Stockholders to be held on June 9, 2005 at 1:00 p.m. at the Marriott Hotel – Del Mar, 11966 El Camino Real, San Diego, California 92130, and at any adjournments or postponements thereof. This Proxy Statement will be first sent to stockholders on or about April 27, 2005.

     All stockholders who find it convenient to do so are cordially invited to attend the meeting in person. In any event, please complete, sign, date and return the proxy card (the “Proxy”) in the enclosed envelope.

     A proxy may be revoked by written notice to our corporate secretary at any time prior to the voting of the proxy, or by executing a later proxy or by attending the meeting and voting in person. Unrevoked proxies will be voted in accordance with the instructions indicated in the proxies, or if there are no such instructions, such proxies will be voted (1) for the election of our board of directors’ nominees for director, and (2) for the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2005. Shares represented by proxies that reflect abstentions or include “broker non-votes” will be treated as present and entitled to vote for purposes of determining the presence of a quorum. Abstentions and “broker non-votes” will not be considered in determining whether director nominees have received the requisite number of affirmative votes. For ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the year 2005, abstentions will have the effect of a vote “against” such proposal, and “broker non-votes,” although counted for purposes of determining the presence of a quorum, will have the effect of a vote neither “for” nor “against” such proposal.

     Stockholders of record at the close of business on April 15, 2005 (the “Record Date”) will be entitled to vote at the meeting or vote by proxy using the Proxy. As of that date, 36,352,491 shares of our common stock, par value $0.0001 per share, were outstanding. Each share of our common stock is entitled to one vote. A majority of the outstanding shares of our common stock entitled to vote, represented in person or by proxy at our Annual Meeting, constitutes a quorum. A plurality of the votes of the shares present in person or represented by proxy at our Annual Meeting and entitled to vote on the election of directors is required to elect directors; and a majority of the shares present in person or represented by proxy and entitled to vote thereon is required for the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2005.

     The cost of preparing, assembling and mailing the Notice of Annual Meeting, Proxy Statement and Proxy will be borne by us. In addition to soliciting proxies by mail, our officers, directors and other regular employees, without additional compensation, may solicit proxies personally or by other appropriate means. It is anticipated that banks, brokers, fiduciaries, other custodians and nominees will forward proxy soliciting materials to their principals, and that we will reimburse such persons’ out-of-pocket expenses.

PROPOSAL 1

ELECTION OF DIRECTORS

     Our board of directors currently consists of eight members. Our Amended and Restated Certificate of Incorporation provides for the classification of our board of directors into three classes, as nearly equal in number as possible, with staggered terms of office and provides that upon the expiration of the term of office for a class of directors, nominees for such class shall be elected for a term of three years or until their successors are duly elected and qualified. At this meeting, three nominees for director are to be elected as Class II directors for a three-year term expiring at our 2008 annual meeting of stockholders. The nominees are Rodney A. Ferguson, J.D., Ph.D., Michael E. Herman and Kent Snyder. The Class III and Class I directors have one year and two years, respectively, remaining on their terms of office.

     A plurality of the votes of the shares present in person or represented by proxy at the Annual Meeting and entitled to vote on the election of directors is required to elect directors. If no contrary indication is made, proxies in the accompanying form are to be voted for our board of directors’ nominees or, in the event any of such nominees is not a candidate or is unable to serve as a director at the time of the election (which is not currently expected), for any nominee who shall be designated by our board of directors to fill such vacancy.

Information Regarding Directors

     The information set forth below as to the directors and nominees for director has been furnished to us by the directors and nominees for director:

Nominees for Election for a Three-Year Term Expiring at the
2008 Annual Meeting of Stockholders

Name	Age	Present Position with the Company
Rodney A. Ferguson, J.D., Ph.D.	48	Director
Michael E. Herman	63	Director
Kent Snyder	51	Director

     Rodney A. Ferguson, J.D., Ph.D. has served as a member of our board of directors since February 2001. Dr. Ferguson has been a Partner at JPMorgan Partners, the private equity group of JPMorgan Chase & Co., a financial services company, since January 2001. From July 1999 to December 2000, Dr. Ferguson was a Partner at InterWest Partners, a venture capital company, focusing on medical technology companies, and from June 1988 to July 1999 he served in various positions at Genentech, Inc., a biotechnology company, including Senior Corporate Counsel and Senior Director of Business Development. Dr. Ferguson has served as a director of Corgentech Inc. since November 2000 and as Chairman of the Board since August 2002. Dr. Ferguson holds a B.S. in biochemistry from the University of Illinois, a Ph.D. in biochemistry from the State University of New York at Buffalo and a J.D. from Northwestern University.

     Michael E. Herman has served as a member of our board of directors since September 2003. From January 1992 to December 2000, Mr. Herman was President of the Kansas City Royals Baseball Club. From January 1990 to December 1999, he was Chairman of the Finance and Investment Committee of the Kauffman Foundation and was its President from January 1985 to December 1990. From October 1974 to December 1990, Mr. Herman was the Executive Vice President and Chief Financial Officer of Marion Laboratories. Mr. Herman serves on the board of directors of Cerner Corporation, a health care information technology company, and also is a Trustee of Rensselaer Polytechnic Institute and the University of Chicago Graduate School of Business. Mr. Herman also previously served as a director of Janus Capital, Eloquent, Inc. and Agouron Pharmaceuticals, Inc. Mr. Herman holds a B.S. in metallurgical engineering from Rensselaer Polytechnic Institute and an M.B.A. from the University of Chicago.

     Kent Snyder has served as a member of our board of directors since September 2004. Since June 2003, Mr. Snyder has been the President and Chief Executive Officer and a director of Senomyx, Inc., a San Diego-based biotechnology company. Prior to joining Senomyx, from October 2001 to June 2003, Mr. Snyder was retired. From July 1991 to October 2001, Mr. Snyder held various management positions with Agouron Pharmaceuticals, Inc., a Pfizer company, including President of Global Commercial Operations. Prior to holding the position of President of Global Commercial Operations, Mr. Snyder served as Senior Vice President of Commercial Affairs and Vice President of Business Development. Mr. Snyder holds a B.S. from the University of Kansas and an M.B.A. from Rockhurst College.

Members of the Board of Directors Continuing in Office

Term Expiring at the
2006 Annual Meeting of Stockholders

Name	Age	Present Position with the Company
Gerald T. Proehl	46	President, Chief Executive Officer and Director
David F. Hale	56	Chairman of the Board
Ted W. Love, M.D.	46	Director

     Gerald T. Proehl has served as our President and Chief Executive Officer and as a director since January 2002. From March 2000 through December 2001, Mr. Proehl was our President and Chief Operating Officer. From April 1999 to March 2000, Mr. Proehl was our Vice President, Marketing and Business Development. Prior to joining Santarus, Mr. Proehl was with Hoechst Marion Roussel, Inc., a global pharmaceutical company, for 14 years, where he served in various capacities in multiple therapeutic areas including gastrointestinal, cardiovascular, wound care and central nervous system, and from March 1997 to April 1999 served as Vice President of Global Marketing. While at Hoechst Marion Roussel, Mr. Proehl oversaw the co-promotion of Prilosec® by Hoechst Marion Roussel and Astra Merck Inc. and was responsible for marketing Carafate® and Pentasa®. Mr. Proehl has served as a director of Depomed, Inc. since May 2004. Mr. Proehl holds a B.S. in education from the State University of New York at Cortland, an M.A. in exercise physiology from Wake Forest University and an M.B.A. from Rockhurst College.

     David F. Hale has been Chairman since February 2004 and has served as a member of our board of directors since June 2000. Since October 2000, Mr. Hale has served as President and Chief Executive Officer and since December 2000 as a director of CancerVax Corporation, a biotechnology company specializing in the treatment and control of cancer. Prior to joining CancerVax Corporation, Mr. Hale served as President and Chief Executive Officer and a director of Women First HealthCare, Inc., a specialty healthcare company, from January 1998 to May 2000. From May 1987 to October 1997, he served as Chairman, President and Chief Executive Officer of Gensia Sicor Inc. (acquired by Teva Pharmaceutical Industries Limited), formerly Gensia Inc., a specialty pharmaceutical company and from February 1987 to September 1994 served as Chairman of Viagene, Inc., a biotechnology company. Mr. Hale joined Hybritech, Incorporated, a biotechnology company, in 1982 and served as President and a Director until May 1987. Mr. Hale has served as a director of Metabasis Therapeutics, Inc. since April 1997. Mr. Hale holds a B.A. in biology and chemistry from Jacksonville State University.

     Ted W. Love, M.D. has served as a member of our board of directors since March 2005. Dr. Love currently serves as President and Chief Executive Officer of Nuvelo, Inc., a biopharmaceutical company, a position he has held since March 2001. He previously was President and Chief Operating Officer of Nuvelo and has served as a director of that company since February 2001. He joined Nuvelo from Theravance, Inc. (formerly Advanced Medicine), a biopharmaceutical company, where he served as Senior Vice President of Development from February 1998 to January 2001. Prior to that, he spent six years at Genentech, Inc., a biotechnology company, holding a number of senior management positions in medical affairs and product development. Dr. Love serves on the 29-member California Independent Citizen’s Oversight Commission, which oversees the $3 billion allocated to stem cell research authorized by California Proposition 71. Dr. Love holds a B.A. in molecular biology from Haverford College and an M.D. from Yale Medical School.

Term Expiring at the
2007 Annual Meeting of Stockholders

Name	Age	Present Position with the Company
Daniel D. Burgess	43	Director
Michael G. Carter, M.B., Ch.B., F.R.C.P. (U.K.)	67	Director

     Daniel D. Burgess has served as a member of our board of directors since July 2004. Since August 1999, Mr. Burgess has been Chief Operating Officer and Chief Financial Officer of Hollis-Eden Pharmaceuticals, Inc., a pharmaceutical company. Mr. Burgess joined Hollis-Eden from Nanogen Inc., a supplier of molecular diagnostic tests, where he served as Vice President and Chief Financial Officer. Prior to joining Nanogen in 1998, Mr. Burgess spent ten years with Gensia Sicor, Inc. (acquired by Teva Pharmaceutical Industries Limited), formerly Gensia Inc., a specialty pharmaceutical company, and Gensia Automedics, Inc., a partially owned subsidiary of Gensia Sicor. He served as President and a director of Gensia Automedics, where he was responsible for all functional areas of this medical products company. In addition, he was Vice President and Chief Financial Officer of Gensia Sicor, where he was responsible for finance, investor relations, business development and other administrative functions. Prior to joining Gensia, Mr. Burgess held positions at Castle & Cooke, Inc. and Smith Barney, Harris Upham and Company. Mr. Burgess has served as a director of Metabasis Therapeutics, Inc. since March 2004. He holds a B.A. in economics from Stanford University and an M.B.A. from Harvard Business School.

     Michael G. Carter, M.B., Ch.B., F.R.C.P. (U.K.) has served as a member of our board of directors since February 2005. Dr. Carter retired from Zeneca, PLC, a publicly-traded global pharmaceutical company, in 1998. Dr. Carter served Zeneca as International Medical Director from 1986 to 1989 and International Marketing Director from 1990 to 1995. From 1976 to 1984, Dr. Carter held several positions with Roche Products, Ltd., including head of Medical Development and Medical Affairs, and Director of the Pharmaceutical Division. Dr. Carter currently serves as a director of CancerVax Corporation and of several European biopharmaceutical companies, including KuDOS, Ltd., Micromet GmbH and Fulcrum Ltd., and serves as chairman of the board of directors of Metris Therapeutics, Ltd. He is an elected fellow of the Royal Pharmaceutical Society, Faculty of Pharmaceutical Medicine, and of the Royal College of Physicians of Edinburgh. Dr. Carter holds a bachelor’s degree in pharmacy from London University (U.K.) and a medical degree from Sheffield University Medical School (U.K.).

Board Meetings

     Our board of directors held five regularly scheduled meetings and eleven special telephonic meetings during 2004. No director who served as a director during the past year attended fewer than 75% of the aggregate of the total number of meetings of our board of directors and the total number of meetings of committees of our board of directors on which he or she served.

Committees of the Board

     Audit Committee. Our audit committee currently consists of Messrs. Burgess, Herman and Snyder. The audit committee held four meetings, including telephonic meetings, during 2004. All members of the audit committee are independent directors, as defined in the Nasdaq Stock Market qualification standards. Our board of directors has determined that each of Messrs. Burgess, Herman and Snyder qualifies as an “audit committee financial expert” as that term is defined in the rules and regulations established by the Securities and Exchange Commission. The audit committee is governed by a written charter approved by our board of directors, a copy of which was attached as Annex A to our proxy statement for the 2004 Annual Meeting of Stockholders. The functions of this committee include:

•	meeting with our management periodically to consider the adequacy of our internal controls and the objectivity of our financial reporting;

•	meeting with our independent registered public accounting firm and with internal financial personnel regarding these matters;

•	recommending to our board of directors the engagement of our independent registered public accounting firm; and

•	reviewing our audited financial statements and reports and discussing the statements and reports with our management and our independent registered public accounting firm, including any significant adjustments, management judgments and estimates, new accounting policies and disagreements with management, if any.

Both our independent registered public accounting firm and internal financial personnel regularly meet privately with our audit committee and have unrestricted access to this committee.

     Compensation Committee. Our compensation committee currently consists of Messrs. Herman, Hale and Snyder. The Compensation Committee held ten meetings, including telephonic meetings, during 2004. All members of the Compensation Committee are independent directors, as defined in the Nasdaq Stock Market qualification standards. The Compensation Committee is governed by a written charter approved by our board of directors. The functions of this committee include:

•	carrying out our board of directors’ responsibilities relating to compensation of our executive officers, including by designing (in consultation with management and the board of directors), approving and/or recommending to our board of directors for approval and evaluating our compensation plans, policies and programs;

•	exercising authority under our employee benefit plans; and

•	advising and consulting with our executive officers regarding other matters related to compensation of our employees.

     Nominating/Corporate Governance Committee. Our nominating/corporate governance committee currently consists of Drs. Ferguson, Carter and Love and Mr. Burgess. The nominating/corporate governance committee held six meetings, including telephonic meetings, during 2004. All members of the nominating/corporate governance committee are independent directors, as defined in the Nasdaq Stock Market qualification standards. The nominating/corporate governance committee is governed by a written charter approved by our board of directors, a copy of which was attached as Annex B to our proxy statement for the 2004 Annual Meeting of Stockholders. The functions of this committee include:

•	reviewing and recommending nominees for election as directors;

•	assessing the performance of our board of directors; and

•	reviewing our corporate governance guidelines and considering other issues relating to corporate governance.

Director Nomination Process

     Director Qualifications

     In evaluating director nominees, the nominating/corporate governance committee considers the following factors:

•	personal and professional integrity, ethics and values;

•	experience in corporate management, such as serving as an officer or former officer of a publicly held company;

•	experience in our industry and with relevant social policy concerns;

•	experience as a board member of another publicly held company;

•	diversity of expertise and experience in substantive matters pertaining to our business relative to other board members; and

•	practical and mature business judgment.

     The nominating/corporate governance committee’s goal is to assemble a board of directors that brings to our company a variety of perspectives and skills derived from high quality business and professional experience.

     Other than the foregoing, there are no stated minimum criteria for director nominees, although the nominating/corporate governance committee may also consider such other facts as it may deem are in the best interests of our company and our stockholders. The nominating/corporate governance committee does, however, believe it appropriate for at least one, and, preferably, several, members of our board of directors to meet the criteria for an “audit committee financial expert” as defined by Securities and Exchange Commission rules, and that a majority of the members of our board of directors meet the definition of “independent director” under the Nasdaq Stock Market qualification standards. At this time, the nominating/corporate governance committee also believes it appropriate for our chief executive officer to serve as a member of our board of directors.

     Identification and Evaluation of Nominees for Directors

     The nominating/corporate governance committee identifies nominees for director by first evaluating the current members of our board of directors willing to continue in service. Current members with qualifications and skills that are consistent with the nominating/corporate governance committee’s criteria for board of directors service and who are willing to continue in service are considered for re-nomination, balancing the value of continuity of service by existing members of our board of directors with that of obtaining a new perspective. If any member of our board of directors does not wish to continue in service or if our board of directors decides not to re-nominate a member for re-election, the nominating/corporate governance committee identifies the desired skills and experience of a new nominee in light of the criteria above. The nominating/corporate governance committee generally polls our board of directors and members of management for their recommendations. The nominating/corporate governance committee may also review the composition and qualification of the boards of directors of our competitors, and may seek input from industry experts or analysts. The nominating/corporate governance committee reviews the qualifications, experience and background of the candidates. Final candidates are interviewed by the members of the nominating/corporate governance committee and by certain of our other independent directors and executive management. In making its determinations, the nominating/corporate governance committee evaluates each individual in the context of our board of directors as a whole, with the objective of assembling a group that can best perpetuate the success of our company and represent stockholder interests through the exercise of sound judgment. After review and deliberation of all feedback and data, the nominating/corporate governance committee makes its recommendation to our board of directors. Historically, the nominating/corporate governance committee has not relied on third-party search firms to identify board of directors candidates. The nominating/corporate governance committee may in the future choose to do so in those situations where particular qualifications are required or where existing contacts are not sufficient to identify an appropriate candidate.

     The nominating/corporate governance committee evaluates nominees recommended by stockholders in the same manner as it evaluates other nominees. We have not received director candidate recommendations from our stockholders and do not have a formal policy regarding consideration of such recommendations. However, any recommendations received from stockholders will be evaluated in the same manner that potential nominees suggested by board members, management or other parties are evaluated. We do not intend to treat stockholder recommendations in any manner different from other recommendations. Pursuant to our Amended and Restated Bylaws, stockholders wishing to suggest a candidate for director should write to our corporate secretary. In order to be considered, the recommendation for a candidate must include the following written information: (i) the stockholders’ name and contact information, as they appear on our books; (ii) the class and number of shares of our capital stock which are owned beneficially and of record by the stockholder; (iii) a representation that the stockholder is a holder of record of our capital stock and entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to propose such business or nomination; (iv) a representation whether the stockholder intends or is part of a group which intends (y) to deliver a proxy statement and/or form of proxy to holders of at least the percentage of our outstanding capital stock required to elect the nominee and/or (z) otherwise to solicit proxies from stockholders in support of the nomination; (v) all information relating to such candidate that is required to be disclosed in solicitations of proxies for election of directors in an election contest, or is otherwise required, in each case pursuant to Regulation 14A and Rule 14a-101 under the Securities Exchange Act of 1934, as amended (including such candidate’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected). In order to give the nominating/corporate governance committee sufficient time to evaluate a recommended candidate and/or include the candidate in our proxy statement for the 2006 annual meeting, the recommendation should be received by our corporate secretary at our principal executive offices pursuant to our procedures detailed in the section below entitled “Stockholder Proposals.”

Communications with our Board of Directors

     Our stockholders may contact our board of directors or a specified individual director by writing to our corporate secretary at Santarus, Inc., 10590 West Ocean Air Drive, Suite 200, San Diego, California 92130. Our corporate secretary will relay all such communications to our board of directors, or individual members, as appropriate.

Code of Ethics

     Our company has established a Code of Business Conduct and Ethics that applies to our officers, directors and employees. The Code of Ethics contains general guidelines for conducting the business of our company consistent with the highest standards of business ethics, and is intended to qualify as a “code of ethics” within the meaning of Section 406 of the Sarbanes-Oxley Act of 2002 and Item 406 of Regulation S-K.

Corporate Governance Documents

     Our company’s Code of Business Conduct and Ethics and Corporate Governance Guidelines are available, free of charge, on our web site at www.santarus.com. Please note, however, that the information contained on the web site is not incorporated by reference in, or considered part of, this Proxy Statement. We will also provide copies of these documents as well as our company’s other corporate governance documents, including the Audit Committee Charter, Compensation Committee Charter and Nominating/Corporate Governance Committee Charter, free of charge, to any stockholder upon written request to Investor Relations, Santarus, Inc., 10590 West Ocean Air Drive, Suite 200, San Diego, California 92130.

Report of the Audit Committee

     The audit committee oversees our financial reporting process on behalf of our board of directors. Management has the primary responsibility for the financial statements and the reporting process including the systems of internal controls. In fulfilling its oversight responsibilities, the audit committee reviewed the audited financial statements in our annual report with management, including a discussion of any significant changes in the selection or application of accounting principles, the reasonableness of significant judgments, the clarity of disclosures in the financial statements and the effect of any new accounting initiatives.

     The audit committee reviewed with Ernst & Young LLP, who are responsible for expressing an opinion on the conformity of these audited financial statements with generally accepted accounting principles, their judgments as to the quality, not just the acceptability, of our accounting principles and such other matters as are required to be discussed with the audit committee under generally accepted auditing standards. In addition, the audit committee has discussed with Ernst & Young LLP their independence from management and our company, has received from Ernst & Young LLP the written disclosures and the letter required by Independence Standards Board Standard No. 1, and has considered the compatibility of non-audit services with the auditors’ independence.

     The audit committee met with Ernst & Young LLP to discuss the overall scope of their audit. The meetings with Ernst & Young LLP were held, with and without management present, to discuss the results of their examination, their evaluation of our internal controls and the overall quality of our financial reporting.

     In reliance on the reviews and discussions referred to above, the audit committee has recommended to our board of directors that the audited financial statements be included in our annual report for the year ended December 31, 2004. The audit committee and our board of directors also have recommended, subject to stockholder approval, the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2005.

     This report of the audit committee shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that we specifically incorporate this information by reference, and shall not otherwise be deemed filed under such acts.

     The foregoing report has been furnished by the audit committee.

Daniel D. Burgess, Chairman
Michael E. Herman
Kent Snyder

Compensation of Directors

     We compensate non-employee directors for their service on our board. Each non-employee director is eligible to receive a quarterly retainer of $4,000, or $16,000 per year, for service on our board of directors. In addition, the chairman of the board is eligible to receive an annual retainer of $10,000. The chairman of the audit committee and the chairman of the compensation committee are eligible to receive an annual retainer of $5,000. The chairman of the nominating/corporate governance committee is eligible to receive an annual retainer of $2,500. Each non-employee director also is eligible to receive an additional stipend of (1) $1,500 for each board meeting attended in person; or (2) $750 for each board meeting attended by telephone that lasts less than 45 minutes or $1,500 for each board meeting attended by telephone that lasts 45 minutes or longer. In addition, each non-employee director who serves on a committee of the board of directors is eligible for an additional stipend of (1) $1,000 for each committee meeting attended in person; or (2) $500 for each committee meeting attended by telephone that lasts less than 45 minutes or $1,000 for each committee meeting attended by telephone that lasts 45 minutes or longer. We also reimburse our directors for reasonable out-of-pocket expenses in connection with attending meetings of our board of directors and committees of the board of directors.

     Our directors may participate in our stock incentive plans and employee-directors may participate in our employee stock purchase plan. Any non-employee director who is elected to our board of directors is granted an option to purchase 35,000 shares of our common stock on the date of his or her initial election to our board of directors. In addition, on the date of each annual meeting of our stockholders, (1) each continuing non-employee director will be eligible to receive an option to purchase 15,000 shares of common stock, (2) the chairman of the board of directors will be eligible to receive an additional annual option to purchase 10,000 shares of common stock, (3) the chairman of our audit committee will be eligible to receive an additional annual option to purchase 5,000 shares of common stock, (4) the chairman of our compensation committee will be eligible to receive an additional annual option to purchase 5,000 shares of common stock and (5) the chairman of our nominating/corporate governance committee will be eligible to receive an additional annual option to purchase 2,500 shares of common stock. Such options will have an exercise price per share equal to the fair market value of our common stock on such date. The initial options granted to non-employee directors described above will vest in three equal annual installments on each yearly anniversary of the date of grant, subject to the director’s continuing service on our board of directors on such dates. The annual options granted to non-employee directors described above will vest in twelve equal monthly installments on each monthly anniversary of the date of grant, subject to the director’s continuing service on our board of directors (and, with respect to grants to a chairman of the board or board committees, service as chairman of the board or such committee) on such dates. The term of each option granted to a non-employee director shall be ten years.

Director Attendance at Annual Meetings

     Although our company does not have a formal policy regarding attendance by members of our board of directors at our Annual Meeting, we encourage all of our directors to attend. All of our then current directors attended our 2004 annual meeting of stockholders.

     Our board of directors unanimously recommends a vote “FOR” each nominee listed above. Proxies solicited by our board of directors will be so voted unless stockholders specify otherwise on the accompanying Proxy.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth information regarding the beneficial ownership of our common stock as of March 31, 2005 for:

•	each of our Named Executive Officers (as defined below in “Executive Compensation and Other Information – Summary Compensation Table”);

•	each of our directors;

•	each person known by us to beneficially own more than 5% of our common stock; and

•	all of our executive officers and directors as a group.

     Information with respect to beneficial ownership has been furnished by each executive officer, director, or beneficial owner of more than 5% of our common stock. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and includes voting and investment power with respect to the securities. Except as indicated by footnote, and subject to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them. The number of shares of common stock used to calculate the percentage ownership of each listed person includes the shares of common stock underlying options or warrants held by such persons that are exercisable as of May 30, 2005, which is 60 days after March 31, 2005.

     Percentage of beneficial ownership is based on 36,357,372 shares of common stock outstanding as of March 31, 2005.

     Unless otherwise indicated, the address for the following stockholders is c/o Santarus, Inc., 10590 West Ocean Air Drive, Suite 200, San Diego, CA 92130.

	Shares	Percent
	Beneficially	Beneficially
Name and Address of Beneficial Owner	Owned	Owned
Named Executive Officers and Directors:
Gerald T. Proehl(1)	942,750	2.5%
Debra P. Crawford(2)	280,155	*
William C. Denby, III(3)	247,650	*
Warren E. Hall(4)	226,937	*
Bonnie Hepburn, M.D.(5)	273,997	*
David F. Hale(6)	240,294	*
Daniel D. Burgess(7)	40,000	*
Michael G. Carter, M.B., Ch.B., F.R.C.P. (U.K.)(8)	35,000	*
Rodney A. Ferguson, J.D., Ph.D.(9)	2,854,737	7.8%
Michael E. Herman(10)	108,970	*
Ted W. Love, M.D.(11)	35,000	*
Kent Snyder(12)	35,000	*
5% Stockholders:
Westfield Capital Management Co. LLC(13)	5,204,850	14.3%
Funds affiliated with The St. Paul Companies, Inc.(14)	4,418,137	12.1%
Funds affiliated with J.P. Morgan Partners (SBIC), LLC(9)	2,854,737	7.8%
Funds affiliated with Advent Venture Partners(15)	2,834,721	7.8%
Funds affiliated with Domain Partners V, L.P.(16)	2,793,668	7.7%

All directors and executive officers as a group (15 persons)(17)	5,469,580	14.3%

*	Indicates beneficial ownership of less than 1% of the total outstanding common stock.

(1)	Includes options that are immediately exercisable to purchase 774,512 shares of which 384,009 will be unvested as of May 30, 2005.

(2)	Includes options that are immediately exercisable to purchase 205,700 shares of which 115,865 will be unvested as of May 30, 2005.

(3)	Includes options that are immediately exercisable to purchase 172,651 shares of which 119,286 will be unvested as of May 30, 2005.

(4)	Includes (a) options that are immediately exercisable to purchase 168,446 shares held by Mr. Hall of which 87,476 will be unvested as of May 30, 2005 and (b) 55,714 shares held by the Warren and Gail Hall Trust of which 1,786 shares will be subject to repurchase as of May 30, 2005. Mr. Hall is a trustee of the Warren and Gail Hall Trust.

(5)	Includes options that are immediately exercisable to purchase 160,570 shares of which 112,272 will be unvested as of May 30, 2005.

(6)	Includes (a) options that are immediately exercisable to purchase 75,713 shares held by Mr. Hale, of which 4,167 shares will be unvested as of May 30, 2005, (b) 145,335 shares held by the Hale Family Trust dated February 10, 1986, (c) 1,500 shares held by Michael T. Hale, as trustee, UDT December 26, 1991, for the benefit of Tara R. Hale, (d) 1,500 shares held by Michael T. Hale, as trustee, UDT December 26, 1991, for the benefit of Shane M. Hale, (e) 1,500 shares held by Michael T. Hale, as trustee, UDT December 26, 1991, for the benefit of David G. Hale, (f) 1,500 shares held by Michael T. Hale, as trustee, UDT December 26, 1991, for the benefit of Erin N. Hale, and (g) warrants that are immediately exercisable to purchase 13,246 shares held by the Hale Family Trust. Mr. Hale is a trustee of the Hale Family Trust, dated February 10, 1986. Mr. Hale disclaims beneficial ownership of the shares of common stock listed in (c) – (f) above.

(7)	Includes options that are immediately exercisable to purchase 40,000 shares of which 35,834 will be unvested as of May 30, 2005.

(8)	Includes an option that is immediately exercisable to purchase 35,000 shares of which 35,000 will be unvested as of May 30, 2005.

(9)	Includes (a) options that are immediately exercisable to purchase 61,070 shares of which 2,917 will be unvested as of May 30, 2005, held by Dr. Ferguson, (b) 2,400,206 shares held by J.P. Morgan Partners (SBIC), LLC, (c) 241,479 shares held by J.P. Morgan Partners Global Investors (SBIC), LLC, and (d) 151,982 shares held by J.P. Morgan Global Investors (Selldown), L.P. J.P. Morgan Partners (SBIC), LLC is a wholly owned subsidiary of J.P. Morgan Partners (BHCA), L.P., whose general partner is JPMP Master Fund Manager, L.P. The general partner of each of the members of J.P. Morgan Partners Global Investors (SBIC), LLC and J.P. Morgan Global Investors (Selldown), L.P. is JPMP Global Investors, L.P. JPMP Capital Corp., a wholly owned subsidiary of J.P. Morgan Chase & Co., a publicly traded company, is the general partner of each of JPMP Master Fund Manager, L.P. and JPMP Global Investors, L.P. Dr. Ferguson is a managing director of J.P. Morgan Partners (SBIC), LLC, J.P. Morgan Partners Global Investors (SBIC), LLC, J.P. Morgan Global Investors (Selldown), L.P. and JPMP Capital Corp. Each of Dr. Ferguson, J.P. Morgan Partners (BHCA), L.P., JPMP Master Fund Manager, L.P., JPMP Capital Corp. and J.P. Morgan Chase & Co. may be deemed beneficial owners of the shares held by J.P. Morgan Partners (SBIC), LLC. Each of Dr. Ferguson, JPMP Global Investors, L.P., JPMP Capital Corp. and J.P. Morgan Chase & Co. may also be deemed to be beneficial owners of the shares held by J.P. Morgan Partners Global Investors (SBIC), LLC and J.P. Morgan Global Investors (Selldown), L.P. In each case, however, the foregoing shall not be construed as an admission that Dr. Ferguson, J.P. Morgan Partners (BHCA), L.P., JPMP Master Fund Manager, L.P., JPMP Global Investors, L.P., JPMP Capital Corp. and J.P. Morgan Chase & Co. are the beneficial owners of the shares held by J.P. Morgan Partners (SBIC), LLC, J.P. Morgan Partners Global Investors (SBIC), LLC and J.P. Morgan Global Investors (Selldown), L.P., as the case may be. Dr. Ferguson is obligated to transfer his interest in the options or the shares underlying the options to J.P. Morgan Partners (SBIC), LLC. The address for Dr. Ferguson, J.P. Morgan Partners (SBIC), LLC, J.P. Morgan Partners Global Investors (SBIC), LLC and J.P. Morgan Global Investors (Selldown), L.P. is 1221 Avenue of the Americas, 40th Floor, New York, NY 10020.

(10)	Includes (a) options that are immediately exercisable to purchase 56,428 shares held by The Herman Family Trading Company of which 3,334 shares will be unvested as of May 30, 2005, (b) 27,142 shares held by the Michael E. Herman Revocable Trust of which 10,000 shares will be subject to repurchase as of May 30, 2005, (c) 21,000 shares held by Vail Fishing Partners, and (d) 4,400 shares held by Mr. Herman’s spouse. Mr. Herman is the general partner of The Herman Family Trading Company and Vail Fishing Partners and a trustee of the Michael E. Herman Revocable Trust. Mr. Herman disclaims beneficial ownership of the shares held by his spouse.

(11)	Includes an option that is immediately exercisable to purchase 35,000 shares of which 35,000 will be unvested as of May 30, 2005.

(12)	Includes an option that is immediately exercisable to purchase 35,000 shares of which 35,000 will be unvested as of May 30, 2005.

(13)	The address for Westfield Capital Management Co. LLC is Residence One Financial Center, Boston, MA 02111.

(14)	Includes (a) 754,103 shares held by St. Paul Venture Capital IV, LLC, (b) 21,323 shares held by St. Paul Venture Capital Affiliates Fund I, LLC, (c) 143,949 shares held by St. Paul Venture Capital V, LLC, (d) warrants that are immediately exercisable to purchase 28,315 shares held by St. Paul Venture Capital V, LLC, (e) 2,279,597 shares held by St. Paul Venture Capital VI, LLC, (f) 293,133 shares held by Windamere, LLC, (g) 110,401 shares held by Windamere II, LLC, (h) 227,531 shares held by Windamere III, LLC, (i) 543,225 shares held by Fog City Fund, LLC, and (j) a warrant that is immediately exercisable to purchase 16,560 shares held by Fog City Fund, LLC. The St. Paul Travelers Companies, Inc., a publicly traded company, owns 100% of St. Paul Fire and Marine Insurance Company. St. Paul Fire and Marine Insurance Company owns a controlling interest of St. Paul Venture Capital IV, LLC, St. Paul Venture Capital V, LLC, St. Paul Venture Capital VI, LLC, Windamere, LLC, Windamere II, LLC, Windamere III, LLC and Fog City Fund, LLC. St. Paul Venture Capital IV, LLC, St. Paul Venture Capital V, LLC, St. Paul Venture Capital VI, LLC and St. Paul Venture Capital Affiliates Fund I, LLC are jointly managed by Split Rock Partners, LLC and Vesbridge Partners, LLC, however, voting and investment power with respect to the shares has been delegated solely to Split Rock Partners, LLC. Windamere, LLC, Windamere II, LLC, Windamere III, LLC and Fog City Fund, LLC (collectively, the “Satellite Funds”) are managed by the managing member of each Satellite Fund, however, investments and dispositions in excess of certain amounts must be approved by the board of directors of each Satellite Fund. Split Rock Partners, LLC has the right to appoint a majority of the board of directors of each Satellite Fund. Voting and investment power over our shares held by each named fund is shared with The St. Paul Travelers Companies, Inc., St. Paul Fire and Marine Insurance Company and Split Rock Partners, LLC due to the affiliate relationship described above. The address for The St. Paul Travelers Companies, Inc. and St. Paul Fire and Marine Insurance Company is 385 Washington Street, St. Paul, MN 55102. The address for Split Rock Partners, LLC is 10400 Viking Drive, Suite 550, Eden Prairie, MN 55344.

(15)	Includes (a) 1,434,473 shares held by Advent Private Equity Fund III “A” Limited Partnership, (b) 702,901 shares held by Advent Private Equity Fund III “B” Limited Partnership, (c) 196,072 shares held by Advent Private Equity Fund III “C” Limited Partnership, (d) 385,670 shares held by Advent Private Equity Fund III “D” Limited Partnership, (e) 55,491 shares held by Advent Private Equity Fund III GMBH & CO KG, (f) 46,242 shares held by Advent Private Equity Fund III Affiliates Limited Partnership and (g) 13,872 shares held by Advent Management III Limited Partnership. Advent Venture Partners LLP owns 100% of Advent Limited. Advent Limited owns 100% of Advent Private Equity GmbH, which is the general partner of Advent Private Equity Fund III GMBH & CO KG. Advent Venture Partners LLP also owns 100% of Advent Management III Limited, which is the general partner of Advent Management III Limited Partnership, which is general partner of each of Advent Private Equity Fund III “A” Limited Partnership, Advent Private Equity Fund III “B” Limited Partnership, Advent Private Equity Fund III “C” Limited Partnership, Advent Private Equity Fund III “D” Limited Partnership and Advent Private Equity Fund III Affiliates Limited Partnership. Voting and investment power over our shares held by each named fund may be deemed to be shared with Advent Venture Partners LLP due to the affiliate relationship described above. Each named fund disclaims beneficial ownership of the others’ shares. The address for Advent Venture Partners LLP is 25 Buckingham Gate, London WE1E 6LD, United Kingdom.

(16)	Includes (a) 2,729,197 shares held by Domain Partners V, L.P. and (b) 64,471 shares held by DP V Associates, L.P. The managing members of One Palmer Square Associates V, L.L.C., which is the general partner of Domain Partners V, L.P. and DP V Associates, L.P., share voting and investment power with respect to the shares held by Domain Partners V, L.P. and DP V Associates, L.P. The address for Domain Associates, L.L.C., Domain Partners V, L.P. and DP V Associates, L.P. is One Palmer Square, Suite 515, Princeton, NJ 08542.

(17)	Includes options that are immediately exercisable to purchase 1,949,454 shares of which 1,044,375 will be unvested as of May 30, 2005. Also includes warrants that are immediately exercisable to purchase 13,246 shares.

EXECUTIVE COMPENSATION AND OTHER INFORMATION

Our Executive Officers and Senior Management

     The following table sets forth information as to persons who serve as our executive officers and senior management as of March 31, 2005.

Name	Age	Position
Gerald T. Proehl	46	President, Chief Executive Officer and Director
Debra P. Crawford	47	Senior Vice President, Chief Financial Officer, Treasurer and Secretary
William C. Denby, III	49	Senior Vice President, Commercial Operations
Warren E. Hall	52	Senior Vice President, Manufacturing and Product Development
Bonnie Hepburn, M.D.	64	Senior Vice President, Drug Development and Chief Medical Officer
Michael D. Step	45	Senior Vice President, Corporate Development
Julie A. DeMeules	52	Vice President, Human Resources
C. Christine Simmons, Pharm.D.	47	Vice President, Regulatory Affairs and Quality Assurance
E. David Ballard II, M.D.	49	Vice President, Clinical Research
Blake A. Boland	44	Vice President, Sales
Carey J. Fox	36	Vice President, Legal Affairs
Martha L. Hough	51	Vice President, Finance and Investor Relations
Jonathan M. Hee	46	Vice President, Commercial Affairs
Thomas J. Joyce	45	Vice President, Marketing and National Accounts

     Gerald T. Proehl has served as our President and Chief Executive Officer and as a director since January 2002. From March 2000 through December 2001, Mr. Proehl was our President and Chief Operating Officer. From April 1999 to March 2000, Mr. Proehl was our Vice President, Marketing and Business Development. Prior to joining Santarus, Mr. Proehl was with Hoechst Marion Roussel, Inc., a global pharmaceutical company, for 14 years, where he served in various capacities in multiple therapeutic areas including gastrointestinal, cardiovascular, wound care and central nervous system, and from March 1997 to April 1999 served as Vice President of Global Marketing. While at Hoechst Marion Roussel, Mr. Proehl oversaw the co-promotion of Prilosec by Hoechst Marion Roussel and Astra Merck Inc. and was responsible for marketing Carafate and Pentasa. Mr. Proehl has served as a director of Depomed, Inc. since May 2004. Mr. Proehl holds a B.S. in education from the State University of New York at Cortland, an M.A. in exercise physiology from Wake Forest University and an M.B.A. from Rockhurst College.

     Debra P. Crawford joined Santarus in November 2000 as Vice President, Chief Financial Officer, Treasurer and Secretary and was promoted to Senior Vice President, Chief Financial Officer, Treasurer and Secretary in December 2003. Prior to joining Santarus, Ms. Crawford served as Vice President, Chief Financial Officer and Treasurer from July 1998 to May 2000 for Women First HealthCare, Inc., a specialty healthcare company. Ms. Crawford was also Assistant Secretary of Women First from July 1998 to February 1999 and Secretary from March 1999 to May 2000. From May 2000 to October 2000 and from March 1997 to August 1998, Ms. Crawford was self-employed and provided financial consulting services in the area of corporate development and in the capacity of acting chief financial officer. Ms. Crawford also served as Chief Financial Officer, Vice President of Finance and Administration and Treasurer of IVAC Holdings, Inc. from January 1996 to December 1996 and of IVAC Medical Systems, Inc., a medical device company, from January 1995 to December 1996. From September 1981 to December 1994, Ms. Crawford served in various financial positions within companies of the medical device division of Eli Lilly & Company. Ms. Crawford is a certified public accountant and holds a B.S. in business administration from San Diego State University.

     William C. Denby, III joined Santarus in February 2002 as Senior Vice President, Commercial Operations. Prior to joining Santarus, from October 2001 to February 2002, Mr. Denby served as Senior Vice President of Commercial Operations of Agouron Pharmaceuticals, Inc., a provider of HIV and other specialty pharmaceutical products that was acquired by Pfizer Inc. From June 1997 to October 2001, Mr. Denby served as Senior Vice President and Vice President of Sales and Marketing for Agouron. From January 1995 to June 1997, Mr. Denby served as Senior Director of Sales and Marketing and Senior Director, Commercial and Marketing Affairs for Agouron. Prior to that, Mr. Denby was at Marion Laboratories for 18 years, holding various positions in corporate finance, strategic planning, and sales and marketing. While at Marion Laboratories, Mr. Denby was responsible for promoting a diverse product line which included brands such as Cardizem®, Nicorette® and the duodenal ulcer drug Carafate, and he helped secure managed care formulary acceptance for these products. Mr. Denby holds a B.A. in English from the State University of New York at

Fredonia and an M.B.A. from Rockhurst College.

     Warren E. Hall joined Santarus in July 2001 as Vice President, Manufacturing and Product Development and was promoted to Senior Vice President, Manufacturing and Product Development in December 2003. Prior to joining us, Mr. Hall served as Senior Director of Development from July 2000 to July 2001 at Dura Pharmaceuticals, a specialty pharmaceutical company that was acquired by Elan Corporation, plc, a pharmaceutical company. Mr. Hall served as Senior Director of Program Management for the pulmonary group at Dura from February 1999 to July 2000, and as Senior Director of Manufacturing from July 1998 to February 1999. From November 1995 to June 1998, Mr. Hall served as Director of Manufacturing Operations at Cell Therapeutics, Inc., a cancer treatment company. Prior to Cell Therapeutics, Mr. Hall was with Mallinckrodt, Inc., a pharmaceutical and specialty chemical company, for 17 years, serving in various capacities, most recently as Director of Worldwide Manufacturing. Mr. Hall holds a B.A. in chemistry and biology from Greenville College and an M.S. in organic chemistry from Southern Illinois University.

     Bonnie Hepburn, M.D. has served as our Vice President, Drug Development since January 2001 and as our Chief Medical Officer since October 1998, working part-time for us between October 1998 and February 2001. Dr. Hepburn was promoted to Senior Vice President, Drug Development in December 2003. Prior to joining the company, Dr. Hepburn was Vice President of Clinical Development at La Jolla Pharmaceutical Company from April 1996 to March 2000, where she was responsible for clinical research, toxicology and regulatory affairs. Prior to that, Dr. Hepburn was Director of Immunology Clinical Research at Centocor, Inc., a healthcare company, from 1994 to 1995. From 1987 to 1994, Dr. Hepburn held various positions at Ciba-Geigy Pharmaceuticals Division of Novartis AG, a pharmaceutical company, including Head of Inflammation, Bone and Allergy Clinical Research, Executive Director of Anti-inflammatory Research and Director of Regulatory Affairs. Since November 1997, Dr. Hepburn has held an unsalaried position of Clinical Professor in the Department of Medicine at the University of California, San Diego. In addition, from 1980 to 1983, Dr. Hepburn served as a member and in 1983 as the chairman of the FDA arthritis advisory committee. Dr. Hepburn holds a B.A. in zoology and physiology from Wellesley College and an M.D. from the University of Pennsylvania School of Medicine.

     Michael D. Step joined Santarus as Senior Vice President, Corporate Development in February 2005. Prior to joining Santarus, he served from August 2000 to February 2005 with Amylin Pharmaceuticals, Inc., a biopharmaceutical company, most recently as Vice President, Corporate Development. In this capacity, he was responsible for leading corporate development activities, including product licensing, strategic planning, and mergers and acquisitions evaluations. Prior to Amylin, he was Senior Director, Business Development at Dura Pharmaceuticals, Inc., a pharmaceutical company, from May 1998 to July 2000. In this position, his duties included licensing of marketed pharmaceutical products. Prior to that, he served in corporate development and strategic planning at Hoffmann-La Roche and sales and management roles at Roche Labs and Syntex Labs. Mr. Step holds a B.A. in political science from Vanderbilt University and an M.B.A. from the University of Southern California.

     Julie A. DeMeules joined Santarus in January 2004 as Vice President, Human Resources. From January 2000 to November 2003, Ms. DeMeules served as Vice President, Human Resources at Quidel Corporation, a manufacturer and distributor of medical diagnostic products. From February 1991 to January 2000, Ms. DeMeules was employed with Advanced Tissue Sciences, a biotechnology company, most recently serving as Vice President, Human Resources. Prior to joining Advanced Tissue Sciences, Ms. DeMeules served as Director of Human Resources at Square D Corporation, a provider of electrical products, from June 1990 to February 1991. Prior to joining Square D Corporation, Ms. DeMeules served for several years as Vice President of Human Resources of Signet Armorlite, Inc., a manufacturer and distributor of ophthalmic lenses and supplies. Ms. DeMeules holds a B.A. in business administration from the University of San Diego and an M.B.A. from San Diego State University.

     C. Christine Simmons, Pharm.D joined Santarus in November 2001 as Vice President, Regulatory Affairs and Quality Assurance. From October 1994 to October 2001, Dr. Simmons was at Bausch & Lomb Incorporated, a pharmaceutical and medical device company, serving as Global Vice President of Drug Regulatory Affairs from November 1997. From April 1991 to October 1994, Dr. Simmons held Assistant Director and Associate Director positions with regulatory responsibility with Bayer AG, a pharmaceutical company, and from 1987 to 1991 served as a Regulatory Affairs Associate and Senior Regulatory Affairs Associate with Mallinckrodt Medical, Inc. Dr. Simmons holds a Doctor of Pharmacy degree from the University of Nebraska.

     E. David Ballard II, M.D. joined Santarus in March 2004 as Vice President, Clinical Research. From March 2000 to February 2004, Dr. Ballard served in various positions at TAP Pharmaceutical Products Inc., a pharmaceutical company, most recently serving as Therapeutic Area Head, Gastroenterology and Internal Medicine. From July 1997 to March 2000, Dr. Ballard was a Medical Director at Abbott Laboratories, a pharmaceutical company. Dr. Ballard holds a B.S. in biology from Morehouse College and an M.D. from the Medical College of Ohio. Dr. Ballard is also certified as a gastroenterologist by the American Board of Internal Medicine.

     Blake A. Boland has served as Vice President, Sales since July 2004 and previously served as our Director, National Sales beginning in January 2004. Prior to joining Santarus, Mr. Boland was with Aventis Pharmaceuticals, a global pharmaceutical company, for 16 years. From November 1998 to December 2003, Mr. Boland served as a Regional Sales Director, where he was responsible initially for building a new primary care sales organization in the western U.S. During his career with Aventis and predecessor companies, Mr. Boland held various positions in sales, marketing and sales management in such therapeutic areas as gastroenterology, cardiovascular, respiratory, diabetes and anti-infectives. Mr. Boland holds a B.A. in business administration from Graceland College and an M.B.A. from Rockhurst College.

     Carey J. Fox has served as Vice President, Legal Affairs since May 2004 and as Senior Director, Legal Affairs since March 2002. Prior to joining Santarus, Ms. Fox served as Director, Legal Affairs for Elan Pharmaceuticals, Inc., a pharmaceutical company, from January 2002 to March 2002. Prior to joining Elan, Ms. Fox was associated with the law firm of Brobeck, Phleger & Harrison LLP from May 1998 to December 2001 and with the law firm of Fennemore Craig from January 1996 to May 1998, where she represented a variety of clients in general corporate and securities law matters. Ms. Fox is a member of the State Bar of California and holds a B.A. in social ecology from the University of California, Irvine and a J.D. from Arizona State University.

     Martha L. Hough joined Santarus in January 2005 as Vice President, Finance and Investor Relations. From August 2002 to December 2004, and September 1998 to October 1999, Ms. Hough was a self-employed consultant to medical technology and pharmaceutical companies. From November 1999 to July 2002, Ms. Hough was Vice President, Business Development, and Chief Financial Officer of LMA North America, Inc., a profitable private medical device company. From 1987 to 1998, Ms. Hough worked in various finance, investor relations, and marketing positions at Gensia Sicor, Inc., serving as Vice President, Finance and Corporate Communications there from January 1995 to June 1998. Ms. Hough holds a B.S. in psychology from Colorado State University and an M.B.A. from the Tuck School of Business at Dartmouth College.

     Jonathan M. Hee joined Santarus in January 2004 as Vice President, Commercial Affairs. From October 2000 to December 2003, Mr. Hee served as Vice President, Sales and Marketing Services at Agouron Pharmaceuticals, Inc., a provider of HIV and other specialty pharmaceutical products that was acquired by Pfizer Inc. From October 1996 to October 2000, Mr. Hee served as Director and Senior Director, Sales and Marketing Services for Agouron. Mr. Hee was a Senior Manager of Segment Marketing for Agouron from November 1995 to October 1996. Prior to joining Agouron, Mr. Hee was with Gensia Inc., a cardiovascular and multi-source injectable drug company, where he held various management roles including Associate Director positions in marketing and market planning. Mr. Hee holds a B.S. in chemical engineering from Stanford University and an M.B.A. from Harvard University.

     Thomas J. Joyce joined Santarus in January 2004 as Vice President, Marketing and National Accounts. From April 2002 to January 2004, Mr. Joyce served as Senior Director, Marketing at Neurocrine Biosciences, Inc., a drug discovery and development company. From July 1999 to March 2002, Mr. Joyce served as Senior Director, Global Marketing Planning of Agouron Pharmaceuticals, Inc., a provider of HIV and other specialty pharmaceutical products that was acquired by Pfizer Inc. From September 1997 to June 1999 and from May 1996 to August 1997, Mr. Joyce served as Associate Director of Corporate Development and Senior Market Manager, respectively, of Agouron. Prior to joining Agouron, Mr. Joyce held various sales and sales management positions at Hoechst Marion Roussel. Mr. Joyce holds a B.A. in psychology from the University of Dayton.

Summary Compensation Table

     The following table provides information regarding the compensation earned during the years ended December 31, 2004, 2003 and 2002 by our Chief Executive Officer and our other four most highly compensated executive officers who were serving as executive officers as of the end of the last completed fiscal year (the “Named Executive Officers”).

					Long Term
					Compensation
					Securities
		Annual Compensation			Underlying	Other Annual
Name and Principal Position	Year	Salary	Bonus		Options (#)	Compensation(1)
Gerald T. Proehl	2004	$378,144	$192,500		—	—
President and Chief Executive	2003	311,250	138,720		602,549	—
Officer	2002	300,000	79,200		85,714	—

Debra P. Crawford	2004	256,193	90,304		—	—
Senior Vice President, Chief	2003	234,579	87,724		188,781	—
Financial Officer, Treasurer and Secretary	2002	222,417	52,229		—	—

William C. Denby, III	2004	255,699	90,141		—	—
Senior Vice President,	2003	244,547	87,985		172,160	—
Commercial Operations(2)	2002	200,185	74,285	(3)	71,428	—

Warren E. Hall	2004	237,270	83,634		—	—
Senior Vice President,	2003	217,253	81,244		164,384	—
Manufacturing and Product Development	2002	207,833	48,371		—	—

Bonnie Hepburn, M.D.	2004	279,253	98,280		—	—
Senior Vice President, Drug	2003	257,715	96,390		182,793	—
Development and Chief Medical Officer	2002	245,867	57,380		—	—

(1)	In accordance with the rules of the Securities and Exchange Commission, the other annual compensation described in this table does not include various perquisites and other personal benefits received by the named executive officers that do not exceed the lesser of $50,000 or 10% of any such officer’s salary and bonus disclosed in this table.

(2)	Mr. Denby began his employment with us in February 2002.

(3)	This amount includes a hiring bonus in the amount of $20,000 earned and paid during the year ended December 31, 2002.

Option Grants in Year Ended December 31, 2004

     We did not grant stock options to any of the Named Executive Officers during the year ended December 31, 2004.

Aggregated Option Exercises in the Year Ended December 31, 2004 and Year-End Option Values

     The following table provides information about option exercises in 2004 and unexercised stock options held as of December 31, 2004 by each of our Named Executive Officers. Value realized is an estimated value based on the excess of the closing prices as reported on the Nasdaq National Market on the day prior to the date of exercise or if there was no public trading market for our common stock on the date of exercise, our public offering price of our common stock of $9.00 per share, less the exercise price of the option, multiplied by the number of shares as to which the option is exercised. Actual gains on exercise, if any, will depend on the value of our common stock on the date on which the shares are sold. Value of unexercised in-the-money options is based on the closing price of $9.04 per share on December 31, 2004, minus the per share exercise price, multiplied by the number of shares underlying the option.

			Number of Securities
	Shares		Underlying Unexercised		Value of Unexercised
	Acquired		Options at		In-The-Money Options at
	Upon	Value	December 31, 2004		December 31, 2004
Name	Exercise	Realized	Exercisable	Unexercisable	Exercisable	Unexercisable
Gerald T. Proehl	—	$—	768,263	—	$5,965,989	—
Debra P. Crawford	14,286	118,574	201,638	—	1,495,436	—
William C. Denby, III	—	—	168,589	—	1,223,466	—
Warren E. Hall	—	—	164,384	—	1,193,507	—
Bonnie Hepburn, M.D.	19,429	172,463	156,508	—	1,129,200	—

Equity Compensation Plan Information

     The following table sets forth information regarding all of our equity compensation plans as of December 31, 2004.

	Number of Securities	Weighted-Average	Number of Securities
	to	Exercise Price of	Remaining Available for
	be Issued upon	Outstanding	Future Issuance Under
	Exercise	Options,	Equity Compensation Plans
	of Outstanding Options,	Warrants and	(Excluding Securities
Plan Category	Warrants and Rights	Rights	Reflected in Column (a))
	(a)	(b)	(c)
Equity compensation plans approved by security holders	3,890,914	$5.42	2,800,579
Equity compensation plans not approved by security holders	—	—	—

Total	3,980,914	5.42	2,800,579

Employment Arrangements and Change in Control Arrangements

     Employment Agreements

     We have entered into employment agreements with our executive officers, who are Gerald T. Proehl, our President and Chief Executive Officer, Debra P. Crawford, our Senior Vice President, Chief Financial Officer, Treasurer and Secretary, William C. Denby, III, our Senior Vice President, Commercial Operations, Warren E. Hall, our Senior Vice President, Manufacturing and Product Development, Bonnie Hepburn, M.D., our Senior Vice President, Drug Development and Chief Medical Officer, Michael D. Step, our Senior Vice President, Corporate Development, Julie A. DeMeules, our Vice President, Human Resources, and C. Christine Simmons, Pharm.D, our Vice President, Regulatory Affairs and Quality Assurance.

     Pursuant to the employment agreements, each executive is required to devote substantially all of his or her time and attention to our business and affairs. The initial base salaries of the executives are set forth in the employment agreements. The employment agreements do not provide for automatic annual increases in salary, but each employment agreement provides for annual salary reviews by the compensation committee. Each of the executives is eligible to participate in any management incentive compensation plan adopted by us or such other bonus plan as our board of directors or compensation committee may approve. The award of any bonus compensation is to be determined by the compensation committee or pursuant to a plan approved by the board of directors or compensation committee. Each of the executives is an at-will employee.

     The employment agreements provide each executive with certain severance benefits in the event his or her employment is terminated as a result of his or her death or permanent disability. Specifically, in the event of such a termination, the executive or his or her estate, as applicable, shall receive 12 months of salary continuation payments, an amount equal to the average of the executive’s bonuses for the three years prior to the date of termination (for all executives other than Mr. Proehl, prorated for the period of time served by the executive during the year of termination), plus 12 months healthcare and life insurance benefits continuation at our expense. In addition, that portion of the executive’s stock awards, and any unvested shares issued upon the exercise of such stock awards, which would have vested if the executive had remained employed for an additional 12 months will immediately vest on the date of termination.

     The employment agreements also provide each executive with certain severance benefits in the event his or her employment is terminated by us other than for cause or if the executive resigns with good reason. Specifically, in the event of such a termination or resignation, all executives other than Mr. Proehl will receive 12 months of salary continuation payments, an amount equal to the average of executive’s bonuses for the three years prior to the date of termination (prorated for the period of time served by the executive during the year of termination) payable over a 12 month period commencing on the date of termination, 12 months healthcare and life insurance benefits continuation at our expense, plus $15,000 towards outplacement services. If such termination or resignation occurs more than three months prior to or more than 12 months following a change of control, that portion of the executive’s stock awards, and any unvested shares issued upon the exercise of such stock awards, which would have vested if the executive had remained employed for an additional 12 months, will immediately vest on the date of termination.

     With respect to Mr. Proehl, in the event his employment is terminated by us other than for cause or if he resigns with good reason, Mr. Proehl will be entitled to receive 12 months of salary continuation payments, an amount equal to the average of his bonuses for the three years prior to the date of termination payable over a 12 month period commencing on the date of termination, 12 months of healthcare and life insurance benefits continuation at our expense, plus $15,000 towards outplacement services; provided, however, that if such termination or resignation occurs within three months prior to or within 12 months following a change of control, Mr. Proehl will be entitled to receive 18 months of salary continuation payments, an amount equal to the average of his bonuses for the three years prior to the date of termination payable over an 18 month period commencing on the date of termination, 18 months of healthcare and life insurance benefits continuation at our expense, plus $15,000 towards outplacement services . If such termination or resignation occurs more than three months prior to or more than 12 months following a change of control, that portion of Mr. Proehl’s stock awards, and any unvested shares issued upon the exercise of such stock awards, which would have vested if Mr. Proehl had remained employed for an additional 12 months, will immediately vest on the date of termination.

     In addition, with respect to all executives (including Mr. Proehl), if such termination occurs within three months prior to or within 12 months following a change of control, all of the executive’s remaining unvested stock awards, and any unvested shares issued upon the exercise of such stock awards, will immediately vest on the date of termination and all of the executive’s cash severance payments may be paid in a lump sum rather than over the severance period, at the executive’s election.

     In addition, the employment agreements provide that, in connection with a change of control of the company, 50% of the executive’s unvested stock awards, and any unvested shares issued upon the exercise of such stock awards, will immediately become vested. This accelerated vesting is in addition to any accelerated vesting provided under our amended and restated 2004 equity incentive award plan and our 1998 stock option plan.

     For purposes of the employment agreements, “cause” means the executive’s commission of an act of fraud, embezzlement or dishonesty upon us that has a material adverse impact on us, the executive’s conviction of, or plea of guilty or no contest to a felony, the executive’s ongoing and repeated failure or refusal to perform or neglect of his or her duties (where such failure, refusal or neglect continues for 15 days following the executive’s receipt of notice from our board), the executive’s gross negligence, insubordination, material violation of any duty of loyalty to us or any other material misconduct on the part of the executive, the executive’s unauthorized use or disclosure of our confidential information or trade secrets that has a material adverse impact on us or a breach by the executive of any material provision of his or her employment agreement. Prior to any determination by us that “cause” has occurred, we will provide the executive with written notice of the reasons for such determination, afford the executive a reasonable opportunity to remedy any such breach, and provide the executive an opportunity to be heard prior to the final decision to terminate the executive’s employment.

     For purposes of the employment agreements, “good reason” means the executive’s voluntary resignation following a change by us in the executive’s position that materially reduces his or her duties or responsibilities, a reduction by us in the executive’s base salary or target bonus (other than pursuant to a company-wide reduction of base salaries and target bonuses for employees of the company generally), executive’s relocation by us to a facility or location more than 50 miles from executive’s principal place of employment or to a location outside of San Diego County, or our breach of any material provision of the employment agreement.

     Stock Options

     We routinely grant our executive officers stock options under our stock incentive plans. For a description of the change of control provisions applicable to these stock options, see “— Benefit Plans.”

Benefit Plans

     Amended and Restated 2004 Equity Incentive Award Plan

     Our amended and restated 2004 equity incentive award plan was approved by our board of directors in May 2004 and by our stockholders in July 2004. As of March 31, 2005, a total of 2,794,600 shares of our common stock were reserved for issuance pursuant to the 2004 plan. The shares reserved for issuance will be increased by the number of shares of common stock related to options granted under our 1998 stock option plan that are repurchased, forfeited, expire or are cancelled prior to being exercised. In addition, the number of shares reserved for issuance pursuant to the 2004 plan will be automatically increased on the first day of each of our fiscal years, or January 1, during the term of the 2004 plan, continuing until and including January 1, 2014, by a number of shares equal to the least of: (1) 5% of our outstanding capital stock on such January 1; (2) 2,500,000 shares; or (3) an amount determined by our board of directors.

     As of March 31, 2005, options to purchase 2,932,618 shares of common stock were outstanding and options to purchase 35,000 shares of common stock had been exercised under the 2004 plan. As of March 31, 2005, the outstanding options were exercisable at a weighted average exercise price of approximately $8.72 per share.

     The 2004 plan provides for the grant or issuance of stock options, stock appreciation rights, or SARs, restricted stock, deferred stock, dividend equivalents, performance awards, stock payments and other stock related benefits, or any combination thereof, to individuals who are then our employees, directors or consultants or any future subsidiaries’ employees or consultants. Each award will be set forth in a separate agreement with the person receiving the award and will indicate the type, terms and conditions of the award. The maximum number of shares which may be subject to awards granted under the 2004 plan to any individual in any calendar year may not exceed 2,000,000.

     In the event of a plan participant’s termination of employment with us on account of his or her disability or death, that number of unvested awards granted to the participant under the 2004 plan that would have become fully vested, exercisable or payable over the 12-month period following the participant’s termination under the vesting schedules applicable to the awards had the participant remained continuously employed by us during such period will become immediately fully vested, exercisable or payable on the date of termination. If a plan participant’s status as an employee, director or consultant terminates for any reason other than death or disability, the plan participant may exercise his or her vested options generally within the 90 day period following the termination, or such other longer period of time as determined by our board of directors in its discretion but not later than the expiration date for the option.

     In the event of a change in control where the acquirer does not assume awards granted under the 2004 plan, the outstanding awards will become fully vested and exercisable or payable, as applicable, immediately prior to the change in control. In the event of a change of control where the acquiror assumes awards granted under the 2004 plan, 50% of the unvested awards will become vested and exercisable or payable, as applicable, immediately prior to the change in control, and the remaining outstanding awards will become fully vested and exercisable or payable, as applicable, if the holder of any such award is terminated by the acquiror without cause or terminates employment for good reason within 12 months after the change of control.

     With the approval of our board of directors, our compensation committee may amend, alter, suspend or terminate the 2004 plan, or any part thereof, at any time and for any reason. However, the 2004 plan requires stockholder approval for any amendment to the 2004 plan to the extent necessary to comply with applicable laws, rules and regulations, or for any amendment that increases the number of shares available under the 2004 plan, permits our compensation committee to grant options with an exercise price below fair market value on the date of grant, or permits our compensation committee to extend the exercise period for an option beyond 10 years from the date of grant. No action by our board of directors, our compensation committee or our stockholders may alter or impair any award previously granted under the 2004 plan without the consent of the holder. Unless terminated earlier, the 2004 plan will terminate on January 28, 2014.

     1998 Stock Option Plan

     Our 1998 stock option plan was approved by our board of directors in October 1998 and by our stockholders in November 1998. As of March 31, 2005, options to purchase 1,312,436 shares of common stock had been exercised, options to purchase 2,416,398 shares of common stock were outstanding and no shares of common stock remained available for grant under the 1998 plan. As of March 31, 2005, the outstanding options were exercisable at a weighted average exercise price of approximately $2.52 per share.

     No additional options will be granted under the 1998 plan and all options granted under the 1998 plan that expire without having been exercised or that are forfeited or cancelled will become available for grant under the 2004 plan.

     If an optionee’s status as an employee, director or consultant terminates for any reason other than death or disability, the optionee may exercise his or her vested options generally within the three month period following the termination, or such other longer period of time as determined by our board of directors in its discretion but not later than the expiration date for the option. In the event the optionee dies while the optionee is an employee, director or consultant of our company, the options vested as of the date of death may be exercised prior to the earlier of their expiration date or six months from the date of the optionee’s death. In the event the optionee becomes disabled while the optionee is an employee, director or consultant of our company, the options vested as of the date of disability may be exercised prior to the earlier of their expiration date or six months from the date of the optionee’s disability.

     In the event of a change in control where the acquirer does not assume options granted under the 1998 plan, the outstanding options will become fully vested and exercisable immediately prior to the change in control. In the event of a change in control where the acquiror assumes options granted under the 1998 plan, such options will be subject to accelerated vesting immediately prior to the change in control such that 50% of the unvested shares subject to the options will become vested and exercisable if such options were granted after March 2002 and 100% of the unvested shares subject to the options will become vested and exercisable if such options were granted before March 2002. In addition, assumed options will automatically become fully vested and exercisable if the holder of any such options is terminated by the acquirer without cause or terminates employment for good reason within 12 months after the change in control.

     The 1998 plan will terminate automatically in 2008 unless terminated earlier by our board of directors. The board of directors has the authority to amend or terminate the 1998 plan. However, no action may be taken which will adversely affect any option previously granted under the 1998 plan without the optionee’s consent.

     Amended and Restated Employee Stock Purchase Plan

     Our amended and restated employee stock purchase plan was approved by our board in May 2004 and by our stockholders in July 2004. The purchase plan enables our eligible employees and the eligible employees of any future subsidiaries to contribute up to 20% of their base compensation through payroll deductions, and the accumulated deductions will be applied to the purchase of shares of our common stock at a discount to the market price of the common stock.

     As of March 31, 2005, a total of 698,673 shares of our common stock were reserved for issuance under the purchase plan. In addition, the number of shares reserved for issuance pursuant to awards under the purchase plan will be automatically increased on the first day of each of our fiscal years, or January 1, during the term of the purchase plan, continuing until and including January 1, 2014, by a number of shares equal to the least of: (1) 1% of our outstanding capital stock on such January 1; (2) 500,000 shares; or (3) an amount determined by our board of directors. As of March 31, 2005, 64,611 shares of our common stock had been issued pursuant to the purchase plan at a price of $7.65.

     Our employees that customarily work more than twenty hours per week and more than five months per calendar year are eligible to participate in the purchase plan as of the first day of the first offering period after they become eligible to participate in the purchase plan.

     Offering periods under the purchase plan will initially be 24-month periods, comprised of four six-month purchase periods. Under the purchase plan, purchases will be made four times during each offering period on the last trading day of each purchase period, and the dates of such purchases shall be “purchase dates.” A new 24-month offering period will commence on each June 1st and December 1st during the term of the purchase plan. The purchase price per share will be equal to 85% of the fair market value per share on the participant’s entry date into the offering period or, if lower, 85% of the fair market value per share on the semi-annual purchase date. No employee is eligible to purchase more than 5,000 shares of common stock on any purchase date or more than

20,000 shares of common stock during each offering period. Our compensation committee may change the frequency and duration of offering periods and purchase dates under the purchase plan.

     If the fair market value per share of our common stock on any purchase date is less than the fair market value per share on the start date of the 24-month offering period, then that offering period will automatically terminate, and a new 24-month offering period will begin on the next trading day. All participants in the terminated offering period will be transferred to the new offering period.

     Employees may end their participation in an offering at any time during the offering period, and participation ends automatically on termination of employment with us or one of our subsidiaries or failure to qualify as an eligible employee. Upon such termination of the employee’s participation in the purchase plan, the employee’s payroll deductions not already used to purchase stock under the purchase plan will be returned to the employee.

     In the event we merge with or into another corporation or sell all or substantially all of our assets, the outstanding rights under the purchase plan will be assumed or an equivalent right substituted by the successor company or its parent. If the successor company or its parent refuses to assume the outstanding rights or substitute an equivalent right, or in the event of our proposed dissolution or liquidation, then all outstanding purchase rights will automatically be exercised prior to the effective date of the transaction. The purchase price will be equal to 85% of the market value per share on the participant’s entry date into the offering period in which an acquisition occurs or, if lower, 85% of the fair market value per share on the date the purchase rights are exercised.

     Our board of directors may at any time and for any reason terminate or amend the purchase plan. An offering period may be terminated by our board of directors if it determines that the termination of the offering period or the purchase plan is in the best interests of our company and our stockholders. The purchase plan will terminate no later than January 28, 2014.

Compensation Committee Interlocks and Insider Participation

     Messrs. Herman, Hale and Snyder serve on the compensation committee of our board of directors. No member of the compensation committee was at any time during the 2004 fiscal year or at any other time an officer or employee of the company. None of our executive officers serve, or in the past year has served, as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on our compensation committee. None of our executive officers serve, or in the past year has served, as a member of the compensation committee of any entity that has one or more executives serving on our board of directors.

PERFORMANCE GRAPH

     The following graph illustrates a comparison of the total cumulative stockholder return on our common stock since April 1, 2004, which is the date our common stock first began trading on the Nasdaq National Market, to two indices: the Nasdaq Composite Index, U.S. Companies, and the Nasdaq Pharmaceuticals Index. The graph assumes an initial investment of $100 on April 1, 2004. The comparisons in the graph are required by the Securities and Exchange Commission and are not intended to forecast or be indicative of possible future performance of our common stock.

Comparison of Cumulative Total Return on Investment
Since April 1, 2004

	4/1/04	6/30/04	12/31/04

Santarus, Inc.	$100.00	$146.00	$89.50
Nasdaq Composite Index, U.S. Companies	$100.00	$101.90	$108.50
Nasdaq Pharmaceuticals Index	$100.00	$97.80	$100.90

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     The compensation committee is composed of three members of our board of directors, each of whom is a “non-employee director” within the meaning of Rule 16b-3 under the Exchange Act and an “outside director” within the meaning of Section 162(m) of the Code. The compensation committee reviews and approves each of the elements of our executive compensation program and assesses the effectiveness and competitiveness of the program. In addition, the compensation committee reviews our executive compensation program with our board of directors, administers our equity incentive plans and consults with management concerning other aspects of our employee compensation programs. Set forth below in full is the report of the compensation committee regarding compensation paid by us to our executive officers for performance during 2004.

     Compensation Philosophy

     Our philosophy in establishing our compensation policy for our executive officers and other employees is to create a structure designed to attract and retain highly skilled individuals by establishing salaries, benefits, and incentive compensation which compare favorably with those for similar positions in other companies with whom we compete for employees. Compensation for our executive officers consists of a base salary and potential incentive cash bonuses, as well as potential incentive compensation through stock options and stock ownership. The committee also compares, or benchmarks, the company’s programs with the programs of other pharmaceutical companies of similar size and stage as the company. We compare the executive compensation programs as a whole, and we also compare the pay of individual executives if we believe the jobs are sufficiently similar to make the comparisons meaningful. When making compensation decisions for executive officers, the compensation committee evaluates each compensation element in the context of the executive’s overall total compensation.

     Elements of the Executive Compensation Program

     Base Salary. As a general matter, the base salary for each executive is initially established through negotiation at the time the officer is hired, taking into account the officer’s qualifications, experience, prior salary and competitive salary information. Year-to-year adjustments to each executive officer’s base salary are determined by an assessment of her or his individual performance against job responsibilities, overall company performance, the company’s budget for merit increases and competitive salary information. In assessing competitive salary information, the committee collects and considers independent third party data related to salary levels for similar executive positions in similar companies.

     Annual Cash Bonuses. Payments under our annual cash bonus plans are based on achieving established corporate goals. Cash bonus payments for the 2004 fiscal year paid to our executive officers pursuant to our 2004 Bonus Plan were based on an evaluation of the company’s overall achievement of the corporate performance goals for 2004, which goals were previously established by our board in January 2004. These performance goals included the achievement of performance targets with respect to our clinical trials and regulatory filings, business development activities, expansion of the commercial organization, product sales, financing activities and financial results. The committee also considered the company’s achievement of certain regulatory objectives outside the originally established performance goals. The use of corporate goals is intended to establish a link between the executive’s pay and our business performance.

     Long-Term Incentives. Our long-term incentives are primarily in the form of stock option awards. The objective of these awards is to advance our longer-term interests and those of our stockholders and to complement incentives tied to annual performance. Stock options will only produce value to executives if the price of our stock appreciates, thereby directly linking the interests of executives with those of stockholders.

     The timing of stock option grants and the number of stock options granted are based on a variety of factors, including the company’s achievement of milestones and overall business results and the executive’s performance. The executive’s right to the stock options generally vests over a four-year period and each option is exercisable over a ten-year period following its grant unless the executive’s employment terminates prior to such date.

     CEO Compensation

     Each year the compensation committee reviews the President and Chief Executive Officer’s compensation, his individual performance for the calendar year under review, as well as our company’s performance. With respect to performance during 2004, Gerald T. Proehl’s compensation, including base salary, bonus and long-term equity incentives, was established by the compensation committee and then reviewed with the remaining independent members of our board of directors. The compensation committee believes that the total compensation for Mr. Proehl is largely based upon the same policies and criteria used for executive officers at other pharmaceutical companies of similar size and stage as the company.

     In March 2004, Mr. Proehl’s base salary was increased from $340,000 to $385,000. In determining this adjustment, the committee considered Mr. Proehl’s individual performance and strong leadership, as well as the company’s overall performance, including the company’s progress towards its initial public offering and the commercialization of its products under development. The committee also reviewed competitive salary information and determined that Mr. Proehl’s then current salary was below the median salary range for other chief executive officers at comparable companies.

     Under the terms of our 2004 Bonus Plan, Mr. Proehl was entitled to receive a bonus ranging from zero to 150% of his target bonus based on the company’s achievement of its corporate performance goals for 2004, which goals were previously established by our board in January 2004. Mr. Proehl’s target bonus was equal to 50% of his base salary. In determining Mr. Proehl’s bonus for 2004, the compensation committee considered the company’s overall achievement of the corporate performance goals for 2004, including achievement of performance targets with respect to our clinical trials and regulatory filings, business development activities, expansion of the commercial organization, product sales, financing activities and financial results. The committee also considered the company’s achievement of certain regulatory objectives outside the originally established performance goals. For the fiscal year ended December 31, 2004, Mr. Proehl received a bonus of $192,500, which represented 100% of his target bonus.

     There were no options granted to Mr. Proehl in 2004. In connection with the review of Mr. Proehl’s individual performance during 2004, as well as the company’s performance during 2004, and considering the level of his current ownership of shares of our common stock, he was granted an option in February 2005 to purchase 100,000 shares of our common stock at an exercise price of $7.15.

     The compensation committee believes Mr. Proehl’s compensation, including salary, bonus and options, is at a level competitive with president and chief executive officer salaries within other pharmaceutical companies of similar size and stage as the company.

     Section 162(m) Compliance

     Section 162(m) of the Code generally limits the tax deductions a public corporation may take for compensation paid to its Named Executive Officers to $1.0 million per executive per year. Performance based compensation tied to the attainment of specific goals is excluded from the limitation. Our stockholders have previously approved the 1998 stock option plan and the amended and restated 2004 equity incentive award plan, qualifying options and stock appreciation rights under these plans as performance-based compensation exempt from the Section 162(m) limits. Other awards under these plans also may qualify as performance-based compensation in the discretion of the compensation committee. In addition, the compensation committee intends to evaluate our executive compensation policies and benefit plans during the coming year to determine whether additional actions to maintain the tax deductibility of executive compensation are in the best interest of our stockholders.

     Conclusion

     Through the programs described above, a significant portion of our compensation program and realization of its benefits is contingent on both our company and individual performance.

     This report of the compensation committee shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that we specifically incorporate this information by reference, and shall not otherwise be deemed filed under such acts.

     The foregoing report has been furnished by the compensation committee.

Michael E. Herman, Chairman
David F. Hale
Kent Snyder

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     We have entered into indemnification agreements with each of our executive officers and directors. The indemnification agreements require us to indemnify these individuals to the fullest extent permitted by Delaware law. In addition, we have purchased a policy of directors’ and officers’ liability insurance that insures our directors and officers against the cost of defense, settlement or payment of a judgment in some circumstances.

     Kenneth J. Widder, M.D., the former chairman of our board of directors, resigned from our board of directors in February 2004. In connection with his resignation, we accelerated the vesting of 47,501 shares of common stock that Dr. Widder and his affiliates acquired in connection with earlier option grants.

     Arthur J. Klausner resigned from our board of directors in February 2005. In connection with his resignation, we accelerated the vesting of options to purchase 7,500 shares of common stock and extended the period within which Mr. Klausner was entitled to exercise options to purchase 40,000 shares of common stock through June 30, 2007.

     We believe that all of the transactions described above were on terms at least as favorable to us as they would have been had we entered into those transactions with unaffiliated third parties.

PROPOSAL 2

RATIFICATION OF APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

     Our board of directors has appointed Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2005 and has directed that management submit the appointment of independent registered public accounting firm to the stockholders for ratification at the Annual Meeting. Ernst & Young LLP has audited our financial statements since 1998 and through the year ended December 31, 2004. Representatives of Ernst & Young LLP will be present at the Annual Meeting, will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

     Stockholders are not required to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm. However, we are submitting the appointment of Ernst & Young LLP to the stockholders for ratification as a matter of good corporate practice. If you fail to ratify the appointment, our board of directors and the audit committee will reconsider whether or not to retain Ernst & Young LLP. Even if the appointment is ratified, our board of directors and the audit committee in their discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if they determine that such a change would be in the best interests of our company and our stockholders.

     The affirmative vote of the holders of a majority of the shares of our common stock represented and voting at the Annual Meeting will be required to ratify the appointment of Ernst & Young LLP.

Audit and All Other Fees

     The aggregate fees billed to our company by Ernst & Young LLP, our independent registered public accounting firm, for the indicated services were as follows:

	2004	2003
Audit Fees(1)	$188,252	$511,785
Audit Related Fees(2)	—	—
Tax Fees(3)	$8,470	$6,900
All Other Fees(4)	—	—

(1)	Audit Fees consist of fees billed for professional services performed by Ernst & Young LLP for the audit of our annual financial statements and review of financial statements in our quarterly reports on Form 10-Q, review of our registration statements on Forms S-1 and S-8, and preparation of comfort letters associated with our initial public offering and follow-on public offering, and related services that are normally provided in connection with statutory and regulatory filings or engagements.

(2)	Audit Related Fees consist of fees billed in the indicated year for assurance and related services performed by Ernst & Young LLP that are reasonably related to the performance of the audit or review of our financial statements.

(3)	Tax Fees consist of fees billed in the indicated year for professional services performed by Ernst & Young LLP with respect to tax compliance.

(4)	All Other Fees consist of fees billed in the indicated year for other permissible work performed by Ernst & Young LLP that does not meet with the above category descriptions.

     The audit committee has considered whether the provision of non-audit services is compatible with maintaining the independence of Ernst & Young LLP, and has concluded that the provision of such services is compatible with maintaining the independence of our auditors.

Audit Committee Policy Regarding Pre-Approval of Audit and Permissible Non-Audit Services of Our Independent Registered Public Accounting Firm

     Our audit committee has established a policy that all audit and permissible non-audit services provided by our independent registered public accounting firm will be pre-approved by the audit committee. These services may include audit services, audit-

related services, tax services and other services. The audit committee considers whether the provision of each non-audit service is compatible with maintaining the independence of our auditors. Pre-approval is detailed as to the particular service or category of services and is generally subject to a specific budget. Our independent registered public accounting firm and management are required to periodically report to the audit committee regarding the extent of services provided by the independent registered public accounting firm in accordance with this pre-approval, and the fees for the services performed to date.

     Our board of directors recommends a vote “FOR” the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2005.

COMPLIANCE WITH SECTION 16(a) OF THE EXCHANGE ACT

     Under Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), directors, officers and beneficial owners of ten percent or more of our common stock are required to file with the Securities and Exchange Commission on a timely basis initial reports of beneficial ownership and reports of changes regarding their beneficial ownership of our common stock. Officers, directors and 10% beneficial owners are required by Securities and Exchange Commission regulations to furnish us with copies of all Section 16(a) forms that they file.

     Based solely on our review of the copies of such forms received and the written representations from certain reporting persons, we have determined that no officer, director or 10% beneficial owner known to us was delinquent with respect to their reporting obligations as set forth in Section 16(a) of the Exchange Act during the fiscal year ended December 31, 2004.

STOCKHOLDER PROPOSALS

     Proposals of stockholders intended to be presented at our Annual Meeting of Stockholders to be held in 2006 must be received by us no later than December 28, 2005, which is 120 days prior to the first anniversary of the mailing date of this proxy, in order to be included in our proxy statement and form of proxy relating to that meeting. These proposals must comply with the requirements as to form and substance established by the Securities and Exchange Commission for such proposals in order to be included in the proxy statement. Under our Amended and Restated Bylaws, a stockholder who wishes to make a proposal at the 2006 Annual Meeting without including the proposal in our proxy statement and form of proxy relating to that meeting must notify us no earlier than February 9, 2006 and no later than March 11, 2006 unless the date of the 2006 annual meeting of stockholders is more than 30 days before or more than 60 days after the one-year anniversary of the 2005 annual meeting. If the stockholder fails to give notice by this date, then the persons named as proxies in the proxies solicited by the board of directors for the 2006 Annual Meeting may exercise discretionary voting power regarding any such proposal.

ANNUAL REPORT

     Our annual report for the fiscal year ended December 31, 2004 will be mailed to stockholders of record on or about April 27, 2005. Our annual report does not constitute, and should not be considered, a part of this proxy solicitation material.

     Any person who was a beneficial owner of our common stock on the Record Date may request a copy of our annual report, and it will be furnished without charge upon receipt of a written request identifying the person so requesting a report as a stockholder of our company at such date. Requests should be directed to Santarus, Inc., 10590 West Ocean Air Drive, Suite 200, San Diego, California 92130, Attention: Investor Relations.

OTHER BUSINESS

     Our board of directors does not know of any matter to be presented at our Annual Meeting which is not listed on the Notice of Annual Meeting and discussed above. If other matters should properly come before the meeting, however, the persons named in the accompanying Proxy will vote all Proxies in accordance with their best judgment.

     All stockholders are urged to complete, sign, date and return the accompanying Proxy in the enclosed envelope.

By Order of the Board of Directors,

Gerald T. Proehl President, Chief Executive Officer and Director

Dated: April 27, 2005

ANNUAL MEETING OF STOCKHOLDERS OF

SANTARUS, INC.

June 9, 2005

Please date, sign and mail
your proxy card in the
envelope provided as soon
as possible.

ê Please detach along perforated line and mail in the envelope provided. ê

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF DIRECTORS AND
“FOR” PROPOSAL 2.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.
PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☑

1.	To elect three directors for a three-year term to expire at the 2008 Annual Meeting of Stockholders. The present Board of Directors of the Company has nominated and recommends for election as director the following persons:

NOMINEES:
☐	FOR ALL NOMINEES	¡ Rodney A. Ferguson, J.D., Ph.D. ¡ Michael E. Herman ¡ Kent Snyder
☐	WITHHOLD AUTHORITY FOR ALL NOMINEES

☐	FOR ALL EXCEPT (See instructions below)

INSTRUCTION:	To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.
☐

		FOR	AGAINST	ABSTAIN
2.	To ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2005.	☐	☐	☐

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED FOR THE NOMINEES FOR DIRECTOR LISTED IN PROPOSAL 1 AND FOR PROPOSAL 2.

In their discretion, the proxy holders are authorized to vote upon such other business as may properly come before the annual meeting or any adjournment or postponement thereof.

All other proxies heretofore given by the undersigned to vote shares of stock of the Company, which the undersigned would be entitled to vote if personally present at the annual meeting or any adjournment or postponement thereof, are hereby expressly revoked.

PLEASE MARK, SIGN, DATE AND PROMPTLY RETURN THE PROXY CARD USING THE ENCLOSED ENVELOPE. IF YOUR ADDRESS IS INCORRECTLY SHOWN, PLEASE PRINT CHANGES.

Signature of Stockholder __________________ Date: ______ Signature of Stockholder __________________ Date: ______

Note:	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

SANTARUS, INC.

PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
FOR THE ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON JUNE 9, 2005

     The undersigned stockholder of Santarus, Inc., a Delaware corporation (the “Company”), hereby appoints Gerald T. Proehl and Debra P. Crawford, and each of them, as proxies for the undersigned with full power of substitution, to attend the annual meeting of the Company’s stockholders to be held on June 9, 2005 and any adjournment or postponement thereof, to cast on behalf of the undersigned all votes that the undersigned is entitled to cast at such meeting and otherwise to represent the undersigned at the meeting with all powers possessed by the undersigned if personally present at the meeting. The undersigned hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement and revokes any proxy heretofore given with respect to such meeting.

(Continued and to be signed on the reverse side)